DECENTRALIZED CRYPTO FINANCIAL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
85-2718015
(State or Other Jurisdiction of Incorporation or Organization)
(I.R.S. Employer Identification Number)

4795 Meadow Wood Lane, #200W
Chantilly, Virginia 20151
(703) 688-3440

Item 1. Business

Decentralized Crypto Financial Inc. ("DeCryptoFi" or "Company?)
is a Delaware corporation and online platform offering decentralized finance services. The following information should be read together with the Company's financial statements (see
Item 7).

DeCryptoFi's primary offering is a platform that facilitates the comprehension and compliance of businesses with SEC regulations related to public and private capital-raising. The service includes educating businesses about various capital-raising options, automating relevant filings and documentation, and providing a comprehensive list of available offerings.

DeCryptoFi's market distribution is tailored towards small and mid-sized businesses seeking alternative capital-raising methods. The online platform serves as a resource for businesses looking to pursue public offerings or acceptable private offerings while remaining fully compliant with SEC regulations.

DeCryptoFi's has wound down its business operations and dissolved as of April 16, 2024 with the consent and vote of the Board of Directors and shareholders.


Item 2. Management?s Discussion and Analysis of Financial
Condition and Results of Operations

DeCryptoFi does not have any earnings or revenue which demonstrates no material changes from the Company's Offering. As of December 31, 2023, DeCryptoFi issued 6,238,592.47 shares as part of the Company's work compensation plan. The Company has decided with the consent of the Board of Directors and shareholders to dissolve.


Item 3. Directors and Officers

Significant Employees

Name
Position
Age
Term of
Office
(start
date/end
date)
Approximate
hours per
week for
part time
employees
Executive
Officers:
Nicholas
Scherling
President/CEO,
Secretary
41
August
2020-April
2024
Full time

Nicholas Scherling is the founder and CEO of DeCryptoFi.

Compensation

Name
Capacities
in which
compensatio
n was
received
(e.g. CEO,
director,
etc.)
Cash
compensati
on
Other
compensati
on
Total
compensati
on
Nicholas
Scherlin
g
CEO/Secreta
ry
$0
$0
$0


Item 4. Security Ownership of Management and Certain
Securityholders

Prior to dissolution, Nicholas Scherling owned 300,000,000 shares of DeCryptoFi stock.

Item 5. Interest of Management and Others in Certain
Transactions

None.

Item 6. Other Information

None.

Item 7. Financial Statements

DECENTRALIZED CRYPTO FINIANCIAL INC.
BALANCE SHEETS
As of December 31, 2023

	12/31/2022 to 12/31/2023

	ASSETS

Current assets:
	Cash and cash equivalents			$	7,256.06
	Accounts receivable					0
	Prepaid expenses				     0
							_______________
	Total current assets				$	0

Property and equipment, net					0

Other assets:
	Goodwill, net						0
	Investments in equity securities			30,000
	Deposits	 					0
							_______________
	Total assets	   				$	37,256.06

	12/31/2022 to 6/30/2023

	LIABILITIES AND MEMBER'S EQUITY

Current liabilities:
	Line of credit					$	0
	Accounts payable and accrued expenses		613,688.96
	Accrued payroll and related liabilities			0
	Notes payable, current portion				0
	Deferred rent and other current liabilities		0
	Deferred compensation liability				0
							_______________
	Total current liabilities				0

Notes payable, less current portion				0


	Total liabilities					613,688.96

Member's equity							(576,432.90)

							_______________
	Total liabilities and member's equity	 	$	37,256.06

	12/31/2022 to 12/31/2023

	STATEMENTS OF OPERATIONS

Revenue								0
							_______________
	Total revenue	 					0
	Direct cost of revenue					0
							_______________
	Gross profit						0

Indirect costs of revenue Costs					0
not allocable	 						0
							_______________
	Operating income					0

Other income (expense):
	Other expense						0
	Interest expense					0
	Other income	 					0

	Total other income	 				0
							_______________
	Net income	  				$	0


Basic Earnings Per Share				$	0

	12/31/2022 to 12/31/2023

	STATEMENTS OF STOCKHOLDERS' EQUITY

Members Equity
								Common Stock Shares
	Amount
	Balance as of June 30, 2023				300,000,000
			$ 0
	Additional Paid-in Capital				6,800.00
		$    0
	Stock-based compensation 				6,238,592.47
			$ 0
	Exercise of stock options				----
		----

	12/31/2022 to 12/31/2023

	STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
	Net income					$	0

	Adjustments to reconcile net income to
	net cash (used in) provided by operating activities:

	Depreciation and amortization				0
	Amortization of goodwill				0
	Loss on disposal of assets
	Gain on investments					0
	Deferred rent and other current liabilities		0
	Change in:
		Accounts receivable				0
		Prepaid expenses				0
		Deposits
		Accounts payable and accrued expenses		0
		Accrued payroll and related liabilities		0
		Deferred compensation liability			0
							_______________


Net cash provided by (used in) operating activities		0
 							_______________
Cash flows from investing activities:
	Purchase of life insurance policies			0
	Proceeds from sale of property and equipment
	Purchase of property and equipment			0
 							_______________
	Net cash used in investing activities			0
 							_______________

Cash flows from financing activities:
Net borrowings on (repayments on) line of credit		0
Repayments on notes payable					0
Contributions from member					0
Distributions to member					_______________
	Net cash provided by (used in) financing
	activities						0

Net change in cash and cash equivalents				0
Cash and cash equivalents, beginning of year			0
							_______________
	Cash and cash equivalents, end of year	 	 $	0

Supplemental disclosure of cash flow information:
	Cash paid for interest 				$	0

NOTES TO FINANCIAL STATEMENT

The accompanying notes are an integral part of this financial statement.

ORGANIZATION AND NATURE OF BUSINESS

We are an early-stage financial technology company that has created a proprietary software that will allow small and mid-sized companies to fully understand the complexities surrounding initial public offerings and private placement offerings. Our software is geared towards companies that seek alternatives to the issuance of bank loans in order to raise capital. Our company allows for the automation of various Self-Regulatory Organizations (SRO) initial and ongoing regulatory reporting and filings, and assists companies that lack the relevant expertise and/or personnel to be fully compliant with investor disclosure obligations, privacy notifications, Anti-Money laundering regulations, etc. Our proprietary software also has the capability to track various asset classes and automate investor documentation, such as proxy statements, dividend payments, and GDPR notifications.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      BASIS OF PRESENTATION

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America applied on a basis consistent with that of the preceding years. Outlined below are those policies considered particularly significant.

      ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and may have impact on future periods.

      STOCKHOLDERS? EQUITY

Equity Structure
The Company is authorized to issue 500,000,000 shares of common stock, par value $.0001 (?Common Stock?). As of December 31, 2023, the Company has 300,000,000 shares of Common Stock outstanding. A general description of these securities is as follows:
Common Stock
Holders of Common Stock are entitled to one vote per share. For the fiscal year ending December 31, 2023, the authorized capital of the Company consists of common stock of 500,000,000 shares with 300,000,000 shares issued and outstanding with a $0.0001 par value.

Preferred Stock The company is not issuing any preferred stocks, warrants, or options with this filing (ASC 505-10).
Additionally, there will be no equity-based payments to Non-employees (ASC 505-50).

INCOME TAXES
The Company, with the consent of its stockholders, has elected C corporation status.

EARNINGS PER SHARE (EPS)
The Company adopted calculating basic EPSs (FASB ASC 260) by dividing income available to common stockholders by the weighted average of number of common shares outstanding.


Item 8. Exhibits

None.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Decentralized Crypto Financial Inc.:

By: /s/ Nicholas Scherling
Nicholas Scherling
Chief Executive Officer
Date: April XX, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Nicholas Scherling
Nicholas Scherling
Chief Executive Officer/Principal Financial Officer/Principal
Accounting Officer
Date: April XX, 2024